As filed with the Securities and Exchange Commission on January 28, 2008

Investment Company Act File No. 811-09633

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 11

(Check appropriate box or boxes)	☒

Global Financial Services Master LLC

(Exact Name of Registrant as Specified in Charter)

100 Bellevue Parkway
Wilmington, Delaware 19809
(Address of Principal Executive Offices)

1-800-441-7762

(Registrant’s Telephone Number, Including Area Code)

Donald C. Burke

100 Bellevue Parkway
Wilmington, Delaware 19809
(Name and Address of Agent for Service)

Copies to:

Counsel for the Master LLC:	Howard B. Surloff, Esq.
Sidley Austin LLP	BlackRock Advisors, LLC
787 Seventh Avenue	100 Bellevue Parkway
New York, New York 10019-6018	Wilmington, Delaware 19809
Attention: Frank P. Bruno, Esq.

EXPLANATORY NOTE

This Registration Statement has been filed by Global Financial Services Master LLC (the “Registrant” or “Master LLC”) pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Registrant may be made only by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand alone document. The Master LLC’s Part B is incorporated by reference into the Master LLC’s Part A and the Master LLC’s Part A is incorporated by reference into the Master LLC’s Part B.

The Master LLC is part of a master-feeder structure. Global Financial Services Portfolio (the “Portfolio”) is a separate portfolio (i.e. series) of the Master LLC. Part A of this Registration Statement should be read in conjunction with Post-Effective Amendment No. 11 of the Registration Statement on Form N-1A (Securities Act File No. 333-80061 and Investment Company Act File No. 811-09375) of BlackRock Global Financial Services Fund, Inc. (the “Fund”), filed on January 28, 2008, as amended to date (the “Fund’s Registration Statement”). Part A of the Fund’s Registration Statement includes the prospectus of the Fund.

To date, the Fund invests all of its assets in interests of the Portfolio. The Fund and any other feeder fund that may invest in the Portfolio are referred to herein as “Feeder Funds.” The Fund is the only Feeder Fund that currently invests in the Portfolio.

PART A

January 28, 2008

GLOBAL FINANCIAL SERVICES MASTER LLC

Responses to Items 1, 2, 3, and 8 have been omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

Item 4.    Investment Objective, Principal Investment Strategies and Related Risks.

(a)  Investment Objective.

The investment objective of the Portfolio is capital appreciation.

(b)  Implementation of Investment Objective.

Outlined below are the main strategies the Portfolio uses in seeking to achieve its investment objective.

Under normal circumstances, the Portfolio invests at least 80% of its assets in equity securities of U.S. and foreign financial services companies. This policy is a non-fundamental policy of the Portfolio and may only be changed with 60 days prior notice to shareholders. The Portfolio considers a “financial services” company to be one that, in the most recent fiscal year, derived at least 50% of its revenues or earnings from, or devoted at least 50% of its assets to, financial services. Financial services include banking, mortgage lending and servicing, securities and commodities trading, investment management, insurance, real estate, providing financial guarantees, leasing, credit card servicing and lending.

The Portfolio will invest primarily in equity securities. Equity securities consist of:

•	Common Stock

•	Preferred Stock

•	Securities convertible into common stock

•	Derivatives, such as futures, forwards and options, the value of which is based on an index, common stock, a group of common stocks or currency

The Portfolio will focus on investing in common stock.

In choosing portfolio securities, Portfolio management emphasizes industries within the financial services sector that Portfolio management believes may outperform the sector generally. An industry within the financial services sector may outperform that sector as a whole due to superior growth prospects, industry consolidation, ability to capitalize on or lesser vulnerability to stages of the business cycle, or changes in regulation. Portfolio management chooses individual investments within a financial services industry based on fundamental financial analysis, and seeks to identify financial services companies that are undervalued relative to the Portfolio’s assessment of their future earnings potential. The Portfolio looks for companies with strong management, above-average per share earnings growth, high returns on capital, pricing flexibility, promising new products or leading market positions that the Portfolio believes have better prospects for earnings than is anticipated by other investors. The Portfolio also looks for companies in consolidating financial services industries that Portfolio management believes may benefit from consolidation. The Portfolio may also look for financial services companies that have the potential to prosper from deregulation or technological innovation.

Historically, financial services and the companies that provide them have been highly regulated in many markets. Currently, many countries have taken steps or are moving to deregulate certain financial services industries, particularly securities dealing and brokerage, and to permit greater competition. At the same time, technological innovations, such as the development of the internet, continue to change the way services are provided in certain financial services industries. Deregulation and technological innovations may allow certain financial services companies to increase earnings at a faster rate. Deregulation and technological innovations, however, present both risks and opportunities for investors in financial services companies. Deregulation and technological innovation may result in certain financial services companies being able to expand and grow earnings, while others may be forced to defend their core businesses from increased competition and may, therefore, be less profitable.

The Portfolio may invest in companies of any size, but Portfolio management anticipates that it will focus mainly on large and medium-sized companies with market capitalizations greater than $1 billion. As a global financial services fund, the Portfolio will make investments throughout the world, and there are no limits on the Portfolio’s ability to invest in any country or geographic region. The Portfolio can invest primarily in U.S. securities, primarily in foreign securities, or partly in U.S. securities and partly in foreign securities. The Portfolio may invest in companies in emerging markets, including Russia, but Portfolio management anticipates that a substantially greater portion of the Portfolio’s investments will be in companies in developed countries. Currently, Portfolio management anticipates that the Portfolio will invest more of its assets in U.S. securities than in securities of any other single country.

The Portfolio may invest in securities denominated in currencies other than the U.S. dollar. The Portfolio’s return on investments denominated in foreign currencies will be affected by changes in currency exchange rates.

The Portfolio has no stated minimum holding period for investments and buys or sells securities whenever Portfolio management sees an appropriate opportunity.

Other Strategies. In addition to the main strategies discussed above, the Portfolio may use certain other investment strategies:

The Portfolio may also purchase preferred stock, convertible securities and nonconvertible fixed income securities.

The Portfolio may invest up to 20% of its assets in nonconvertible debt securities under normal circumstances, and may invest a greater percentage of its assets in nonconvertible fixed income securities on occasion as a temporary defensive measure. The Portfolio will normally invest a portion of its assets in short-term debt securities, such as commercial paper. Short-term debt securities can be sold easily and have limited risk of loss, but earn only limited returns. The Portfolio invests in short-term debt securities in order to achieve short-term earnings when the Portfolio is unable to find enough attractive long-term investments; to reduce exposure to equities when Portfolio management believes it is advisable to do so; and to be able to meet redemptions, if necessary.

The Portfolio may as a temporary defensive measure invest without limitation in cash or cash equivalents and investment grade, short-term securities, including money market instruments denominated in U.S. dollars or foreign currencies. Short-term investments and temporary defensive positions can be easily sold and have limited risk of loss but may prevent the Portfolio from meeting its investment objective during temporary periods.

The Portfolio may also invest in longer-term nonconvertible debt securities, including low rated junk bonds, when it finds these investments to have capital appreciation opportunities equal to or greater than equities. The Portfolio will limit its investments in junk bonds to no more than 5% of its total assets.

The Portfolio may invest in securities the potential return of which is based on the change in a specified interest rate or equity index (e.g., an “indexed note”). For example, the Portfolio may invest in a security that pays a variable amount of interest or principal based on the current level of a securities index, such as the Dow Jones Financial Industry Index. Certain indexed notes have greater sensitivity to changes in interest rates or equity index levels than other securities, and the Portfolio’s investments in such instruments may decline in value significantly if interest rate or equity index levels move in a manner not anticipated by Portfolio management.

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The Portfolio may also use other derivatives, such as futures, forwards and options. Derivatives are financial instruments whose value is derived from another security, index or currency. The Portfolio may use derivatives for hedging purposes, including anticipatory hedges, and may also use indexed notes and options on securities to seek increased return. Derivatives may be volatile and subject to liquidity, leverage and credit risks.

The Portfolio may engage in currency transactions to seek to hedge against the risk of loss from changes in currency exchange rates, but Portfolio management cannot guarantee that it will be able to enter into such transactions or that such transactions will be effective. The Portfolio is not required to hedge and may choose not to do so.

The Portfolio may invest uninvested cash balances in affiliated money market funds and may also lend its portfolio securities.

(c)  Risks

Set forth below is a summary discussion of the general risks of investing in the Portfolio. As with any fund, there can be no guarantee that the Portfolio will meet its objective, or that the Portfolio’s performance will be positive over any period of time. Investors may lose money investing in the Portfolio.

Set forth below are the main risks of investing in the Portfolio.

Market Risk and Selection Risk — Market risk is the risk that one or more markets in which the Portfolio invests will go down in value, including the possibility that a market will go down sharply and unpredictably. Selection risk is the risk that the securities that Portfolio management selects will underperform the markets, the relevant indices or the securities selected by other funds with similar investment objectives and investment strategies.

Sector Risk — Sector risk is the risk that the Portfolio’s concentration in the securities of companies in a specific market sector or industry will cause the Portfolio to be more exposed to the price movements of companies in and developments affecting that sector than a more broadly diversified fund. Because the Portfolio invests primarily in one sector, there is the risk that the Portfolio will perform poorly during a downturn in that sector.

Financial Services Industry Risk — When interest rates go up, the value of securities issued by many types of financial services companies generally goes down. In many countries, financial services and the companies that provide them are regulated by governmental entities, which can increase costs for new services or products and make it difficult to pass increased costs on to consumers. In certain areas, deregulation of financial services companies has resulted in increased competition and reduced profitability for certain companies.

Economic Cycle Risk — The profitability of many types of financial services companies may be adversely affected in certain market cycles, including periods of rising interest rates, which may restrict the availability and increase the cost of capital, and declining economic conditions, which may cause credit losses due to financial difficulties of borrowers. Because many types of financial services companies are vulnerable to these economic cycles, a large portion of the Portfolio’s investments may lose value during such periods.

Foreign Securities Risk — Securities traded in foreign markets have often (though not always) performed differently from securities traded in the United States. However, such investments often involve special risks not present in U.S. investments that can increase the chances that the Portfolio will lose money. In particular, the Portfolio is subject to the risk that because there may be fewer

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investors on foreign exchanges and a smaller number of securities traded each day, it may be more difficult for the Portfolio to buy and sell securities on those exchanges. In addition, prices of foreign securities may go up and down more than prices of securities traded in the United States.

Foreign Economy Risk — The economies of certain foreign markets may not compare favorably with the economy of the United States with respect to such issues as growth of gross national product, reinvestment of capital, resources and balance of payments position. Certain foreign economies may rely heavily on particular industries or foreign capital and are more vulnerable to diplomatic developments, the imposition of economic sanctions against a particular country or countries, changes in international trading patterns, trade barriers and other protectionist or retaliatory measures. Investments in foreign markets may also be adversely affected by governmental actions such as the imposition of capital controls, nationalization of companies or industries, expropriation of assets or the imposition of punitive taxes. In addition, the governments of certain countries may prohibit or impose substantial restrictions on foreign investments in their capital markets or in certain industries. Any of these actions could severely affect securities prices or impair the Portfolio’s ability to purchase or sell foreign securities or transfer the Portfolio’s assets or income back into the United States, or otherwise adversely affect the Portfolio’s operations.

Other potential foreign market risks include foreign exchange controls, difficulties in pricing securities, defaults on foreign government securities, difficulties in enforcing legal judgments in foreign courts and political and social instability. Legal remedies available to investors in certain foreign countries may be less extensive than those available to investors in the United States.

Currency Risk — Securities and other instruments in which the Portfolio invests may be denominated or quoted in currencies other than the U.S. dollar. For this reason, changes in foreign currency exchange rates can affect the value of the Portfolio’s portfolio. Generally, when the U.S. dollar rises in value against a foreign currency, a security denominated in that currency loses value because the currency is worth fewer U.S. dollars. Conversely, when the U.S. dollar decreases in value against a foreign currency, a security denominated in that currency gains value because the currency is worth more U.S. dollars. This risk, generally known as “currency risk,” means that a strong U.S. dollar will reduce returns for U.S. investors while a weak U.S. dollar will increase those returns.

Governmental Supervision and Regulation/Accounting Standards — Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as in the United States. Some countries may not have laws to protect investors comparable to the U.S. securities laws. For example, some foreign countries may have no laws or rules against insider trading. Insider trading occurs when a person buys or sells a company’s securities based on material non-public information about that company. Accounting standards in other countries are not necessarily the same as in the United States. If the accounting standards in another country do not require as much detail as U.S. accounting standards, it may be harder for Portfolio management to completely and accurately determine a company’s financial condition.

Certain Risks of Holding Portfolio Assets Outside the United States — The Portfolio generally holds its foreign securities and cash in foreign banks and securities depositories. Some foreign banks and securities depositories may be recently organized or new to the foreign custody business. In addition, there may be limited or no regulatory oversight of their operations. Also, the laws of certain countries limit the Portfolio’s ability to recover its assets if a foreign bank, depository or issuer of a security, or any of their agents, goes bankrupt. In addition, it is often more expensive for the Portfolio to buy, sell and hold securities in certain foreign markets than in the United States. The increased expense of investing in foreign markets reduces the amount the Portfolio can earn on its investments and typically results in a higher operating expense ratio for the Portfolio than for investment companies invested only in the United States.

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Settlement Risk — Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments.

At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable for any losses incurred.

Emerging Markets Risk — The risks of foreign investments are usually much greater for emerging markets. Investments in emerging markets may be considered speculative. Emerging markets include those in countries defined as emerging or developing by the World Bank, the International Finance Corporation or the United Nations. Emerging markets are riskier than more developed markets because they tend to develop unevenly and may never fully develop. They are more likely to experience hyperinflation and currency devaluations, which adversely affect returns to U.S. investors. In addition, many emerging securities markets have far lower trading volumes and less liquidity than developed markets. Since these markets are often small, they may be more likely to suffer sharp and frequent price changes or long-term price depression because of adverse publicity, investor perceptions or the actions of a few large investors. In addition, traditional measures of investment value used in the United States, such as price to earnings ratios, may not apply to certain small markets. Communications between the United States and emerging market countries may be unreliable, increasing the risk of delayed settlements or losses of security certificates.

Many emerging markets have histories of political instability and abrupt changes in policies. As a result, their governments are more likely to take actions that are hostile or detrimental to private enterprise or foreign investment than those of more developed countries. Certain emerging markets may also face other significant internal or external risks, including the risk of war, and ethnic, religious and racial conflicts. In addition, governments in many emerging market countries participate to a significant degree in their economies and securities markets, which may impair investment and economic growth.

Geographic Concentration Risk — From time to time the Portfolio may invest a substantial amount of its assets in issuers located in a single country or a limited number of countries. If the Portfolio concentrates its investments in this manner, it assumes the risk that economic, political and social conditions in those countries will have a significant impact on its investment performance. The Portfolio’s investment performance may also be more volatile if it concentrates its investments in certain countries, especially emerging market countries.

Mid Cap Securities — The securities of mid cap companies generally trade in lower volumes and are generally subject to greater and less predictable price changes than the securities of larger capitalization companies.

The Portfolio may also be subject to certain other risks associated with its investments and investment strategies, including:

Borrowing and Leverage Risk — The Portfolio may borrow for temporary or emergency purposes, including to meet redemptions, for the payment of dividends, for share repurchases or for the clearance of transactions. Borrowing may exaggerate changes in the net asset value of Portfolio shares and in the return on the Portfolio’s portfolio. Borrowing will cost the Portfolio interest expense

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and other fees. The costs of borrowing may reduce the Portfolio’s return. Certain derivative securities that the Portfolio may buy or other techniques that the Portfolio may use may create leverage, including, but not limited to, when-issued securities, forward commitments and futures contracts and options.

Securities Lending — The Portfolio may lend securities with a value up to 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Portfolio may lose money and there may be a delay in recovering the loaned securities. The Portfolio could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences for the Portfolio.

Derivatives — The Portfolio may use derivative instruments to hedge its investments or to seek to enhance returns. Derivatives allow the Portfolio to increase or decrease its risk exposure more quickly and efficiently than other types of instruments. Derivatives are volatile and involve significant risks, including:

Credit Risk — the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Portfolio.

Currency Risk — the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

Leverage Risk — the risk associated with certain types of investments or trading strategies that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

Liquidity Risk — the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

The Portfolio may use derivatives for hedging purposes, including anticipatory hedges. Hedging is a strategy in which the Portfolio uses a derivative to offset the risks associated with other Portfolio holdings. While hedging can reduce losses, it can also reduce or eliminate gains or cause losses if the market moves in a manner different from that anticipated by the Portfolio or if the cost of the derivative outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the derivative will not match those of the holdings being hedged as expected by the Portfolio, in which case any losses on the holdings being hedged may not be reduced and may be increased. There can be no assurance that the Portfolio’s hedging strategy will reduce risk or that hedging transactions will be either available or cost effective. The Portfolio is not required to use hedging and may choose not to do so.

Because the Portfolio may use derivatives to seek to enhance returns, its investments will expose the Portfolio to the risks outlined above to a greater extent than if the Portfolio used derivatives solely for hedging purposes. Use of derivatives to seek to enhance returns may be considered speculative.

Indexed and Inverse Securities — The Portfolio may invest in securities the potential return of which is directly related to changes in an underlying index, known as indexed securities. The return on indexed securities will rise when the underlying index rises and fall when the index falls. The Portfolio may also invest in securities whose return is inversely related to changes in an interest rate or index (“inverse securities”). In general, the return on inverse securities will decrease when the underlying index or interest rate goes up and increase when that index or interest rate goes down. Certain indexed and inverse securities have greater sensitivity to changes in interest rates or index

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levels than other securities, and the Portfolio’s investment in such instruments may decline significantly in value if interest rates or index levels move in a way Portfolio management does not anticipate.

Convertible Securities — Convertible securities generally are debt securities or preferred stock that may be converted into common stock. Convertible securities typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible’s value usually reflects both the stream of current income payments and the market value of the underlying common stock. The market value of a convertible performs like that of a regular debt security; that is, if market interest rates rise, the value of a convertible usually falls. In addition, convertible securities are subject to the risk that the issuer will not be able to pay interest or dividends when due, and their market value may change based on changes in the issuer’s credit rating or the market’s perception of the issuer’s creditworthiness. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer risk as apply to the underlying common stock.

Illiquid Securities — The Portfolio may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. If the Portfolio buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

Restricted Securities — Restricted securities are securities that cannot be offered for public resale unless registered under the applicable securities laws or that have a contractual restriction that prohibits or limits their resale. They may include private placement securities that have not been registered under the applicable securities laws. Restricted securities may not be listed on an exchange and may have no active trading market.

Restricted securities may be illiquid. The Portfolio may be unable to sell them on short notice or may be able to sell them only at a price below current value. Also, the Portfolio may get only limited information about the issuer of a restricted security, so it may be less able to predict a loss. In addition, if Portfolio management receives material nonpublic information about the issuer, the Portfolio may as a result be unable to sell the securities.

Small Cap and Emerging Growth Securities Risk — Small cap or emerging growth companies may have limited product lines or markets. They may be less financially secure than larger, more established companies. They may depend on a small number of key personnel. If a product fails or there are other adverse developments, or if management changes, the Portfolio’s investment in a small cap or emerging growth company may lose substantial value.

The securities of small cap or emerging growth companies generally trade in lower volumes and are subject to greater and more unpredictable price changes than larger cap securities or the market as a whole. In addition, small cap securities may be particularly sensitive to changes in interest rates, borrowing costs and earnings. Investing in small cap and emerging growth securities requires a longer term view.

Debt Securities — Debt securities, such as bonds, involve credit risk. Credit risk is the risk that the borrower will not make timely payments of principal and interest. Changes in an issuer’s credit rating or the market’s perception of an issuer’s creditworthiness may also affect the value of the Portfolio’s investment in that issuer. The degree of credit risk depends on the issuer’s financial condition and on the terms of the securities. Debt securities are also subject to interest rate risk. Interest rate risk is the risk that the value of a debt security may fall when interest rates rise. In general, the market price of debt securities with longer maturities will go up or down more in response to changes in interest rates than the market price of shorter term securities.

Rule 144A Securities — Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public. Rule 144A securities may have an active trading market, but carry the risk that the active trading market may not continue.

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When Issued and Delayed Delivery Securities and Forward Commitments — The Portfolio may purchase or sell securities that it is entitled to receive on a when issued basis. The Portfolio may also purchase or sell securities on a delayed delivery basis or through a forward commitment. When issued and delayed delivery securities and forward commitments involve the risk that the security the Portfolio buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party to the transaction will not meet its obligation. If this occurs, the Portfolio loses both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.

Standby Commitment Agreements — Standby commitment agreements commit the Portfolio, for a stated period of time, to purchase a stated amount of securities that may be issued and sold to the Portfolio at the option of the issuer. Standby commitment agreements involve the risk that the security the Portfolio buys will lose value prior to its delivery to the Portfolio and will no longer be worth what the Portfolio has agreed to pay for it. These agreements also involve the risk that if the security goes up in value, the counterparty will decide not to issue the security. In this case, the Portfolio loses both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.

Junk Bonds — Junk bonds are debt securities that are rated below investment grade by the major rating agencies or are unrated securities that Portfolio management believes are of comparable quality. Although junk bonds generally pay higher rates of interest than investment grade bonds, they are high risk investments that may cause income and principal losses for the Portfolio. Junk bonds generally are less liquid and experience more price volatility than higher rated debt securities. Issuers of junk bonds may have a larger amount of outstanding debt relative to their assets than issuers of investment grade debt securities. In the event of an issuer’s bankruptcy, claims of other creditors may have priority over the claims of junk bond holders, leaving few or no assets available to repay junk bond holders. Junk bonds may be subject to greater call and redemption risk than higher rated debt securities.

Investment in Other Investment Companies — The Portfolio may invest in other investment companies, including exchange traded funds. As with other investments, investments in other investment companies are subject to market and selection risk. In addition, if the Portfolio acquires shares of investment companies, shareholders bear both their proportionate shares of expenses in the Portfolio (including management and advisory fees) and, indirectly, the expenses of the investment companies.

(d)  Portfolio Holdings.

For a discussion of the Master LLC’s policies and procedures regarding the selective disclosure of its portfolio holdings, please see Part B of this Registration Statement. The Master LLC’s top ten holdings are available on a monthly basis at www.blackrock.com generally within 12 business days after the end of the month to which the information applies.

Item 5.    Management, Organization and Capital Structure.

(a)(1)  Investment Adviser

BlackRock Advisors, LLC, the Master LLC’s Investment Adviser, manages the Portfolio’s investments and its business operations subject to the oversight of the Board of Directors of the Master LLC. While the Investment Adviser is ultimately responsible for the management of the Portfolio, it is able to draw upon the research and expertise of its asset management affiliates for portfolio decisions and management with respect to certain portfolio securities. The Investment Adviser is a wholly owned subsidiary of BlackRock, Inc.

The Master LLC, on behalf of the Portfolio, has entered into an investment advisory agreement (the “Investment Advisory Agreement”) with the Investment Adviser under which the Portfolio pays the Investment Adviser a fee at the annual rate of 0.40% of the Portfolio's average daily net assets.

The Investment Adviser has sub-advisory agreements with BlackRock Investment Management, LLC and BlackRock Asset Management U.K. Limited (the “Sub-Advisers”), each an affiliate of the Investment Adviser, under which the Investment Adviser pays each Sub-Adviser for services it provides a monthly fee at an annual rate equal to a percentage of the advisory fee paid to the Investment Adviser under the Investment Advisory Agreement. The Sub-Advisers are responsible for the day-to-day management of the Portfolio.

A discussion of the basis for the Board of Directors’ approval of the Investment Advisory Agreement with the Investment Adviser and the sub-advisory agreements between the Investment Adviser and each Sub-Adviser is included in the Fund’s semi-annual shareholder report for the fiscal period ended March 31, 2007.

The Investment Adviser was organized in 1994 to perform advisory services for investment companies. BlackRock Investment Management, LLC is a registered investment adviser and a commodity pool operator organized in 1999 and BlackRock Asset Management U.K. Limited is a registered investment adviser organized in 1986. The Investment Adviser and its affiliates had approximately $1.357 trillion in investment company and other portfolio assets under management as of December 31, 2007.

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Conflicts of Interest

The investment activities of the BlackRock and its affiliates (including, for these purposes, Merrill Lynch & Co., Inc., BlackRock Inc., The PNC Financial Services Group, Inc. and their affiliates, directors, partners, trustees, managing members, officers and employees (collectively with the BlackRock, the “Affiliates”)) in the management of, or their interest in, their own accounts and other accounts they manage, may present conflicts of interest that could disadvantage the Portfolio and its interest holders. BlackRock and its Affiliates provide investment management services to other funds and discretionary managed accounts that follow an investment program similar to that of the Portfolio. BlackRock and its Affiliates are involved worldwide with a broad spectrum of financial services and asset management activities and may engage in the ordinary course of business in activities in which their interests or the interests of their clients may conflict with those of the Portfolio. One or more Affiliates act or may act as an investor, investment manager, financer, advisor, market maker, trader, prime broker, lender, agent and principal, and have other direct and indirect interests, in securities, currencies and other instruments which the Portfolio directly and indirectly invests. Thus, it is likely that the Portfolio will have multiple business relationships with and will invest in, engage in transactions with, make voting decisions with respect to, or obtain services from entities for which an Affiliate performs or seeks to perform investment banking or other services. One or more Affiliates may engage in proprietary trading and advise accounts and funds that have investment objectives similar to those of the Portfolio and/or that engage in and compete for transactions in the same types of securities, currencies and other instruments as the Portfolio. The trading activities of these Affiliates are carried out without reference to positions held directly or indirectly by the Portfolio and may result in an Affiliate having positions that are adverse to those of the Portfolio. No Affiliate is under any obligation to share any investment opportunity, idea or strategy with the Portfolio. As a result, an Affiliate may compete with the Portfolio for appropriate investment opportunities. The results of the Portfolio’s investment activities, therefore, may differ from those of an Affiliate and of other accounts managed by an Affiliate, and it is possible that the Portfolio could sustain losses during periods in which one or more Affiliates and other accounts achieve profits on their trading for proprietary or other accounts. The opposite result is also possible. In addition, the Portfolio may, from time to time, enter into transactions in which an Affiliate or its other clients have an adverse interest. Furthermore, transactions undertaken by an Affiliate or Affiliate-advised clients may adversely impact the Portfolio. Transactions by one or more Affiliate-advised clients or BlackRock may have the effect of diluting or otherwise disadvantaging the values, prices or investment strategies of the Portfolio. The Portfolio’s activities may be limited because of regulatory restrictions applicable to one or more Affiliates, and/or their internal policies designed to comply with such restrictions. In addition, the Portfolio may invest in securities of companies with which an Affiliate has or is trying to develop investment banking relationships or in which an Affiliate has significant debt or equity investments. The Portfolio also may invest in securities of companies for which an Affiliate provides or may some day provide research coverage. An Affiliate may have business relationships with and purchase or distribute or sell services or products from or to distributors, consultants or others who recommend the Portfolio or who engage in transactions with or for the Portfolio, and may receive compensation for such services. The Portfolio may also make brokerage and other payments to Affiliates in connection with the Portfolio’s portfolio investment transactions.

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Under a securities lending program approved by the Master LLC’s Board of Directors, the Portfolio has retained an Affiliate of BlackRock to serve as the securities lending agent for the Portfolio to the extent that the Portfolio participates in the securities lending program. For these services, the lending agent may receive a fee from the Portfolio, including a fee based on the returns earned on the Portfolio’s investment of the cash received as collateral for the loaned securities. In addition, one or more Affiliates may be among the entities to which the Portfolio may lend its portfolio securities under the securities lending program.

The activities of the BlackRock or its Affiliates may give rise to other conflicts of interest that could disadvantage the Portfolio and its interest holders. BlackRock has adopted policies and procedures designed to address these potential conflicts of interest. See Part B of this registration statement for further information.

(a)(2)  Portfolio Manager(s).

Jacob (Jack) Silady is the Portfolio’s portfolio manager and is primarily responsible for the day-to day management of the Portfolio’s portfolio and the selection of its investments. He has been the Portfolio’s portfolio manager since 2006. He is a Director at BlackRock, Inc. Prior to joining BlackRock in 2006, Mr. Silady was a Vice President of Merrill Lynch Investment Managers, L.P. (“MLIM”) and a research analyst on the MLIM U.S. Active Large Cap Value team responsible for covering the financial, telecom and utility sectors from 2004 to 2006. He was a research analyst with MLIM covering the financial sector from 2001 to 2006.

For more information about the portfolio manager’s compensation, other accounts he manages and his ownership of Fund shares, please see Part B of this registration statement.

(b)  Capital Stock.

Investors in the Master LLC have no preemptive or conversion rights, and interests in the Master LLC are fully paid and non-assessable. The Master LLC has no current intention to hold annual meetings of investors, except to the extent required by the Investment Company Act, but will hold special meetings of investors when, in the judgment of the Directors, it is necessary or desirable to submit matters for an investor vote. Upon liquidation of the Master LLC, Feeder Funds would be entitled to their pro rata share of the assets of the Master LLC that are available for distribution.

The Master LLC is organized as a Delaware limited liability company and currently consists of one portfolio. Each investor is entitled to a vote in proportion to its investment in the Master LLC or the Portfolio (as the case may be). Investors in the Portfolio will participate equally in accordance with their pro rata interests in the earnings, dividends and assets of the Portfolio. The Master LLC reserves the right to create and issue interests in additional portfolios.

Investments in the Master LLC may not be transferred. A Feeder Fund may withdraw all or any portion of its investment in the Master LLC at net asset value on any day on which the New York Stock Exchange (the “NYSE”) is open, subject to certain exceptions. For more information about the ability of a Feeder Fund to withdraw all or any portion of its investment in the Master LLC, please see Item 6 herein.

Item 6.    Shareholder Information.

(a)  Pricing of Interests in the Master LLC

The aggregate net asset value of the Portfolio is determined once daily Monday through Friday as of the close of business on the NYSE on each day the NYSE is open for trading based on prices at the time of closing. The NYSE generally closes at 4:00 p.m., Eastern time. Foreign securities owned by the Portfolio may trade on weekends or other days when the Portfolio does not price its interests. As a result, the Portfolio’s net asset value may change on days when interest holders will not be able to purchase or redeem the interests in the Portfolio. Any assets or liabilities initially expressed

10

in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The Portfolio may invest a portion of its assets in foreign securities. Generally, trading in foreign securities, as well as U.S. government securities and money market instruments and certain fixed income securities, is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of the Portfolio’s shares are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the NYSE. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the computation of the Portfolio’s net asset value. If market quotations are not readily available or, in the Investment Adviser’s judgment, they do not accurately reflect fair value for a security or if a security’s value has been materially affected by events or other circumstances occurring after the close of the market on which the security is principally traded, that security will be valued by another method that the Board of Directors believes more accurately reflects the fair value.

The Board has adopted valuation procedures for the Portfolio and has delegated the day-to-day responsibility for fair value determinations to the Investment Adviser’s Valuation Committee. Fair value determinations by the Investment Adviser that affect the Portfolio’s net asset value are subject to review, approval or ratification, as appropriate, by the Board. In determining whether current market prices are readily available or accurately reflect a security’s fair value, the Investment Adviser monitors the information it receives in the ordinary course of its investment management responsibilities for significant events that it believes in good faith will affect the market prices of the securities of issuers held by the Portfolio. Those may include events affecting specific issuers (for example, a halt in trading of the securities of an issuer on an exchange during the trading day or a company announcement) or events affecting securities markets generally (for example, market volatility or a natural disaster).

The Investment Adviser believes that foreign securities values may be affected by volatility that occurs in U.S. markets on a trading day after the close of foreign securities markets. The fair valuation procedures, therefore, include a procedure whereby foreign securities prices may be “fair valued” by an independent pricing service in accordance with a valuation policy approved by the Board of Directors to take those factors into account.

The Portfolio’s use of fair value pricing is designed to ensure that the Portfolio’s net asset value reflects the value of its underlying portfolio securities as accurately as possible. There can be no assurance, however, that a fair value used by the Portfolio on any given day will more accurately reflect the market value of a security or securities than the market price of such security or securities on that day.

The aggregate net asset value of the Portfolio is the value of the securities held by the Portfolio plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Investment Adviser, are accrued daily. Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each day the NYSE is open for trading. The value of each investor’s interest in the Portfolio will be determined after the close of business on the NYSE by multiplying the net asset value of the Portfolio by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Portfolio. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Portfolio as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor’s interest in the Portfolio after the close of business of the NYSE or the next determination of net asset value of the Portfolio.

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(b)  Purchase of Interests in the Portfolio.

Interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Portfolio may only be made by a limited number of institutional investors including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably consistent with its investment objective and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Portfolio’s custodian bank by a Federal Reserve Bank) or, in the case of a Feeder Fund’s initial investment, in marketable securities acceptable to the Investment Adviser and consistent with the investment objective, policies and restrictions of the Portfolio.

The Portfolio reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

(c)  Redemption of Interests in the Portfolio.

A Feeder Fund may withdraw all or any portion of its investment in the Master LLC on any business day on which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is received by the Master LLC. When a request is received in proper form, the Master LLC will redeem a Feeder Fund’s interests at the next determined net asset value. The Master LLC will make payment for all interests redeemed within seven days after receipt by the Master LLC of a redemption request in proper form, except as provided by the rules of the Securities and Exchange Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Master LLC may not be transferred without the prior written consent of all Directors except that an investor may transfer any or all of its investment to another current shareholder without such consent.

(d)  Dividends and Distributions. Not applicable.

(e)  Frequent Purchase and Redemption of Master LLC Interests.

The Portfolio does not offer its interests for sale to the general public, nor does it offer an exchange privilege. The Portfolio is not, therefore, directly subject to the risks of short-term trading and the Board of Directors has not adopted procedures designed to prevent such trading. However, the Portfolio may be adversely affected by short-term trading in shares of a Feeder Fund. See “Your Account — How to Buy, Sell, Transfer and Exchange Shares — Short Term Trading” in Part A of the Fund’s Registration Statement for more information.

(f)  Tax Consequences.

The Master LLC intends to operate as a partnership for Federal income tax purposes. If the Master LLC has only one Feeder Fund, the Master LLC’s existence as an entity separate from that Feeder Fund will be disregarded for Federal income tax purposes. Accordingly, the Master LLC will not be subject to any Federal income tax. Based upon the status of the Master LLC as a partnership or disregarded entity, a Feeder Fund will take into account its share of the Master LLC’s ordinary income, capital gains, losses, deductions and credits in determining its income tax liability and its qualifications as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The determination of a Feeder Fund’s share of the Master LLC’s ordinary income, capital gains, losses, deductions and credits will be made in accordance with the Code, as amended, and the regulations promulgated thereunder.

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Item 7.    Distribution Arrangements.

(a)  Sales Loads. Not applicable.

(b)  12b-1 Fees. Not applicable.

(c)  Multiple Class and Master Feeder Funds.

The Master LLC is part of a master/feeder structure. Members of the general public may not purchase interests in the Master LLC. However, the Master LLC may sell interests to other affiliated and non-affiliated investment companies and/or institutional investors. Each Feeder Fund acquires an indirect interest in the securities owned by the Master LLC and will pay a proportionate share of the Master LLC expenses. A Feeder Fund is not required to sell its shares to the public at the same price as another Feeder Fund. Feeder Funds may have different sales commissions and operating expenses. These different sales commissions and operating expenses may result in differences in returns among the Feeder Funds.

The Directors of the Master LLC believe that the “master/feeder” fund structure may enable the Master LLC to reduce costs through economies of scale. A larger investment portfolio for the Master LLC may reduce certain transaction costs to the extent that contributions to and redemptions from the Master LLC portfolio by the various Feeder Funds may offset each other and produce a lower net cash flow.

A Feeder Fund’s investment in the Master LLC may, however, be adversely affected by the actions of other Feeder Funds. For example, if a large Feeder Fund reduces its investment in the Master LLC or withdraws from the Master LLC, the remaining Feeder Funds may bear higher pro rata operating expenses. However, this possibility also exists for traditionally structured funds with large investors. A Feeder Fund might also withdraw from the Master LLC if the Master LLC voted to change its investment objective, policies or limitations in a manner not acceptable to the directors of that Feeder Fund. The withdrawal of all of a Feeder Fund’s assets from the Master LLC may affect the investment performance of the Feeder Fund and the Master LLC.

The Master LLC normally will not hold meetings of investors except as required by the Investment Company Act. Each Feeder Fund will be entitled to vote in proportion to its interest in the Master LLC. When a Feeder Fund is requested to vote on matters pertaining to the Master LLC, the Feeder Fund will hold a meeting of its shareholders and will vote its interest in the Master LLC proportionately to the voting instructions received from the shareholders of the Feeder Fund. For more information about the “master/feeder” structure, please see Part A of the Fund’s Registration Statement under “Master/Feeder Structure.”

13

PART B

January 28, 2008

GLOBAL FINANCIAL SERVICES MASTER LLC

Item 9.    Cover Page and Table of Contents.

This Part B, which is not a prospectus, supplements and should be read in conjunction with the current Part A of Global Financial Services Master LLC (the “Master LLC”), dated January 28, 2008, as it may be revised from time to time (the “Master LLC’s Part A”). The Master LLC’s Part A is incorporated herein by reference and this Part B is incorporated by reference into the Master LLC’s Part A.

As permitted by General Instruction D to Form N-1A, responses to certain items required to be included in Part B of this Registration Statement are incorporated herein by reference from (a) Post-Effective Amendment No. 11 of the Registration Statement on Form N-1A (Securities Act File No. 333-80061 and Investment Company Act File No. 811-09375) of BlackRock Global Financial Services Fund, Inc. (the “Fund”), filed on January 28, 2008 as amended to date (the “Fund’s Registration Statement”). Part A of the Fund’s Registration Statement includes the prospectus of the Fund. Part B of the Fund’s Registration Statement includes the Statement of Additional Information of the Fund.

The Master LLC is part of a “master/feeder” structure. The Fund invests all of its assets in interests in the Master LLC. The Fund is currently the only feeder fund that invests in the Master LLC. The Fund and any other feeder fund that may invest in the Master LLC from time to time are referred to herein as “Feeder Funds.”

Item 10.    Master LLC History.

The Master LLC was organized on August 19, 1999 as a statutory business trust under the laws of the State of Delaware. Effective June 15, 2007, the Master LLC was reorganized as a Delaware limited liability company and changed its name from Global Financial Services Master Trust to Global Financial Services Master LLC. Global Financial Services Portfolio (the “Portfolio”) is a series of the Master LLC.

Item 11.    Description of the Master LLC and Its Investments and Risks.

The following information supplements and should be read in conjunction with Item 4 of the Master LLC’s Part A.

Information relating to the fundamental investment restrictions and the non-fundamental investment policies and restrictions of the Portfolio, the types of securities purchased by the Portfolio, the investment techniques used by the Portfolio, and certain risks relating thereto, as well as other information relating to the Portfolio’s investment programs, is incorporated herein by reference from the sections entitled “Investment Objectives and Policies” and “Investment Restrictions” in Part I of Part B of the Fund’s Registration Statement and the section entitled “Investment Risks and Considerations” in Part II of Part B of the Fund’s Registration Statement.

Information on the Master LLC’s policies and procedures with respect to the selective disclosure of the Portfolio’s portfolio holdings is incorporated herein by reference to the section entitled “Management and Other Service Arrangements — Selective Disclosure of Portfolio Holdings” in Part II of Part B of the Fund’s Registration Statement.

Item 12.    Management of the Master LLC.

(a) Management Information.

The Board of Directors of the Master LLC consists of thirteen individuals, eleven of whom are not “interested persons” of the Master LLC as defined in the Investment Company Act (the “non-interested Directors”). The same individuals serve on the Board of Directors of the Fund. The Directors are responsible for the oversight of the operations of the Master LLC and perform the various duties imposed on the directors of investment companies by the Investment Company Act. The non-interested Directors have retained independent legal counsel to assist them in connection with their duties.

The Board has four standing committees: an Audit Committee, a Governance and Nominating Committee, a Compliance Committee and a Performance Oversight Committee.

The members of the Audit Committee (the “Audit Committee”) are Kenneth L. Urish (chair), Herbert I. London and Frederick W. Winter, all of whom are non-interested Directors. The principal responsibilities of the Audit Committee are to approve the selection, retention, termination and compensation of the Master LLC’s independent registered public accounting firm (the “independent auditors”) and to oversee the independent auditors’ work. The Audit Committee’s responsibilities include, without limitation, to (1) evaluate the qualifications and independence of the independent auditors; (2) approve all audit engagement terms and fees for the Master LLC; (3) review the conduct and results of each independent audit of the Master LLC’s financial statements; (4) review with the independent auditor any audit problems or difficulties encountered during or related to the conduct of the audit; (5) review the internal controls of the Master LLC and its service providers with respect to accounting and financial matters; (6) oversee the performance of the Master LLC’s internal audit function provided by its investment adviser, administrator, pricing agent or other service provider; (7) oversee policies, procedures and controls regarding valuation of the Master LLC’s investments; and (8) resolve any disagreements between Master LLC management and the independent auditors regarding financial reporting. The Board has adopted a written charter for the Audit Committee.

The members of the Governance and Nominating Committee (the “Governance Committee”) are Matina Horner (chair), Cynthia A. Montgomery, Robert C. Robb and Frederick W. Winter, all of whom are non-interested Directors. The principal responsibilities of the Governance Committee are to (1) identify individuals qualified to serve as non-interested Directors of the Master LLC and recommend non-interested Director nominees for election by shareholders or appointment by the Board; (2) advise the Board with respect to Board composition, procedures and committees (other than the Audit Committee); (3) oversee periodic self-assessments of the Board and committees of the Board (other than the Audit Committee); (4) review and make recommendations regarding non-interested Director compensation; and (5) monitor corporate governance matters and develop appropriate recommendations to the Board. The Governance Committee may consider nominations for the office of Director made by Master LLC shareholders as it deems appropriate. Master LLC shareholders who wish to recommend a nominee should send nominations to the Secretary of the Master LLC that include biographical information and set forth the qualifications of the proposed nominee. The Board has adopted a written charter for the Governance Committee.

The members of the Compliance Committee are Joseph Platt (chair), Cynthia A. Montgomery and Robert C. Robb, all of whom are non-interested Directors. The Compliance Committee’s purpose is to assist the Board in fulfilling its responsibility to oversee regulatory and fiduciary compliance matters involving the Master LLC, the fund-related activities of BlackRock and the Master LLC’s third party service providers. The Compliance Committee’s responsibilities include, without limitation, to (1) oversee the compliance policies and procedures of the Master LLC and its service providers; (2) review information on and, where appropriate, recommend policies concerning the Master LLC’s compliance with applicable law; and (3) review reports from and make certain recommendations regarding the Master LLC’s Chief Compliance Officer. The Board has adopted a written charter for the Compliance Committee.

The members of the Performance Oversight Committee (the “Performance Committee”) are David O. Beim (chair), Toby Rosenblatt (vice chair), Ronald W. Forbes, Rodney D. Johnson and Herbert I. London, all of whom are non-interested Directors. The Performance Committee’s purpose is to assist the Board in fulfilling its responsibility to oversee the Master LLC’s investment performance relative to its agreed-upon performance objectives. The Performance Committee’s responsibilities include, without limitation, to (1) review the Master LLC’s investment objectives, policies and practices, (2) recommend to the Board specific investment tools and techniques employed by BlackRock, (3) recommend to the Board appropriate investment performance objectives based on its review of appropriate benchmarks and competitive universes, (4) review the Master LLC’s investment performance relative to agreed-upon performance objectives and (5) review information on unusual or exceptional investment matters. The Board has adopted a written charter for the Performance Committee.

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Prior to November 1, 2007, the Board then in office had two standing committees, an Audit Committee and a Nominating Committee, each of which consisted of all of the non-interested Directors. During the fiscal year ended September 30, 2007, the Audit Committee met four times and the Nominating Committee met once.

Biographical Information. Certain biographical and other information relating to the Directors are set forth below, including their address and year of birth, their principal occupations for at least the last five years, the term of office and length of time served, the total number of investment companies overseen in the complex of funds advised by the Investment Adviser or its affiliates (“BlackRock-advised funds”) and any public directorships.

Name, Address(a) and Year of Birth	Position(s) Held with the Master LLC	Term of Office(b) And Length of Time Served	Principal Occupation(s) During Past Five Years	Number of BlackRock- Advised Funds and Portfolios Overseen	Public Directorships

Non-Interested Directors:

David O. Beim (1940)(c)	Director	Director since 2007

Professor of Finance and Economics at the Columbia University Graduate School of Business since 1991; Chairman of Outward Bound USA from 1997 to 2001; Chairman of Wave Hill Inc., from 1990 to 2006; Trustee of Phillips Exeter Academy since 2002.

				35 registered investment companies consisting of 81 portfolios	None

Ronald W. Forbes (1940)(d)	Director	Director since 1999

Professor Emeritus of Finance, School of Business, State University of New York at Albany since 2000 and Professor thereof from 1989 to 2000; International Consultant, Urban Institute, Washington, D.C. from 1995 to 1999.

				35 registered investment companies consisting of 81 portfolios	None

Dr. Matina Horner (1939)(e)	Director	Director since 2007	Executive Vice President of Teachers Insurance and Annuity Association and College Retirement Equities Fund (TIAA-CREF) from 1989 to 2003.	35 registered investment companies consisting of 81 portfolios	N Star (electric & gas utility)

Rodney D. Johnson (1941)(d)	Director	Director since 2007	President, Fairmount Capital Advisors, Inc. since 1987; Director, Fox Chase Cancer Center since 2002; Member of the Archdiocesan Investment Committee of the Archdiocese of Philadelphia since 2003.	35 registered investment companies consisting of 81 portfolios	None

Herbert I. London (1939)	Director	Director since 2007

Professor Emeritus, New York University since 2005; John M. Olin Professor of Humanities, New York University from 1993 to 2005, and Professor thereof from 1980 to 2005; President, Hudson Institute since 1997 and Trustee thereof since 1980; Dean, Gallatin Division of New York University from 1976 to 1993; Distinguished Fellow, Herman Kahn Chair, Hudson Institute from 1984 to 1985; Chairman of the Board of Directors of Vigilant Research, Inc. since 2006; Member of the Board of Directors for Grantham University since 2006; Director of AIMS Worldwide, Inc., since 2006; Director of Reflex Security since 2006; Director of InnoCentive, Inc. since 2006; Director of Cerego, LLC since 2005; Director, Damon Corp. from 1991 to 1995; Overseer, Center for Naval Analyses from 1983 to 1993.

				35 registered investment companies consisting of 81 portfolios	AIMS Worldwide, Inc. (marketing)

3

Name, Address(a) and Year of Birth	Position(s) Held with the Master LLC	Term of Office(b) And Length of Time Served	Principal Occupation(s) During Past Five Years	Number of BlackRock- Advised Funds and Portfolios Overseen	Public Directorships

Cynthia A. Montgomery (1952)	Director	Director since 1999

Professor, Harvard Business School since 1989; Associate Professor, J.L. Kellogg Graduate School of Management, Northwestern University from 1985 to 1989; Associate Professor, Graduate School of Business Administration, University of Michigan from 1979 to 1985; Director, Harvard Business School Publishing since 2005; Director, McLean Hospital since 2005.

				35 registered investment companies consisting of 81 portfolios	Newell Rubbermaid, Inc. (manufacturing)

Joseph P. Platt, Jr. (1947)(f)	Director	Director since 2007

Partner, Amarna Corporation, LLC (private investment company) since 2002; Director, Jones and Brown (Canadian insurance broker) since 1998; Director, Greenlight Capital Re. Ltd. (reinsurance company) since 2004; Partner, Amarna Financial Company (private investment company) since 2005; Director from 1990 to 1997 and Executive Vice President, Johnson and Higgins (insurance broker).

				35 registered investment companies consisting of 81 portfolios	Greenlight Capital Re. Ltd. (reinsurance)

Robert C. Robb, Jr. (1945)	Director	Director since 2007

Partner, Lewis, Eckert, Robb and Company (management and financial consulting firm) since 1981; Trustee, Medical College of Pennsylvania/Hahnemann University from 1998 to 2002; Trustee, EQK Realty Investors from 1994 to 2000; Director, Tamaqua Cable Products Company from 1981 to 1998; Director, Brynwood Partners from 1984 to 1998; Director, PNC Bank from 1994 to 1998; Director, Provident National Bank from 1983 to 1993; Director, Brinks, Inc. from 1981 to 1986.

				35 registered investment companies consisting of 81 portfolios	None

Toby Rosenblatt (1938)(g)	Director	Director since 2007

President since 1999 and Vice President – General Partner since 1990, Founders Investments Ltd. (private investments); Director, Forward Management, LLC since 2007; Director, ReFlow Management, LLC since 2007; Trustee, SSR Funds from 1990 to 2005; Trustee, Metropolitan Series Funds, Inc. from 2001 to 2005.

				35 registered investment companies consisting of 81 portfolios	A.P. Pharma, Inc. (specialty pharmaceutical)

Kenneth L. Urish (1951)(h)	Director	Director since 2007

Managing Partner, Urish Popeck & Co., LLC (certified public accountants and consultants) since 1976; External Advisory Board, The Pennsylvania State University Accounting Department since 2001; Trustee, The Holy Family Foundation since 2001; Former Director, Inter- Tel since 2003; President and Trustee, Pittsburgh Catholic Publishing Associates since 2003.

				35 registered investment companies consisting of 81 portfolios	None

Frederick W. Winter (1945)	Director	Director since 2007

Professor and Dean Emeritus of the Joseph M. Katz School of Business - University of Pittsburgh since 2005 and Dean from 1997 to 2005; Director, Alkon Corporation since 1992; Director, Indotronix International since 2004; Director, Tippman Sports since 2005.

				35 registered investment companies consisting of 81 portfolios	None

Interested Directors:

Richard S. Davis (1945)	Director	Director since 2007

Managing Director, BlackRock, Inc. since 2005; Chief Executive Officer, State Street Research & Management Company from 2000 to 2005; Chairman of the Board of Trustees, State Street Research mutual funds from 2000 to 2005; Senior Vice President, Metropolitan Life Insurance Company from 1999 to 2000; Chairman SSR Realty from 2000 to 2004.

				184 registered investment companies consisting of 289 portfolios	None

Henry Gabbay (1947)	Director	Director since 2007

Consultant, BlackRock, Inc. since 2007; Managing Director, BlackRock, Inc. from 1989 to 2007; Chief Administrative Officer, BlackRock Advisors, LLC from 1998 to 2007; President of BlackRock Funds and BlackRock Bond Allocation Target Shares from 2005 to 2007; Treasurer of certain closed-end funds in the BlackRock Fund complex from 1989 to 2006.

				183 registered investment companies consisting of 283 portfolios	None

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(a)	The address of each Director is 40 East 52nd Street, New York, New York 10022.
(b)	Each Director holds office until his or her successor is elected and qualifies or until his or her earlier death, resignation, retirement or removal as provided by the Master LLC’s by-laws or charter or statute, or until December 31 of the year in which he or she turns 72.
(c)	Chairman of the Performance Committee.
(d)	Co-Chair of the Board of Directors.
(e)	Chair of the Governance Committee.
(f)	Co-Chair of the Board of Directors.
(g)	Chair of the Compliance Committee.
(h)	Vice-Chair of the Performance Committee.
(i)	Chair of the Audit Committee.

Certain biographical and other information relating to the officers of the Master LLC is set forth below, including their address and year of birth, their principal occupations for at least the last five years, the length of time served, the total number of BlackRock-advised funds overseen and any public directorships:

Name, Address(a) and Year of Birth	Position(s) Held with the Master LLC	Term of Office(b) and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of BlackRock- Advised Funds and Portfolios Overseen	Public Directorships

Donald C. Burke (1960)	President and Chief Executive Officer	President and Chief Executive Officer since 2007

Managing Director of BlackRock, Inc. since 2006; Managing Director of Merrill Lynch Investment Managers, L.P. (“MLIM”) and Fund Asset Management, L.P. (“FAM”) in 2006; First Vice President of MLIM and FAM from 1997 to 2005 and Treasurer thereof from 1999 to 2006; Vice President of MLIM and FAM from 1990 to 1997; Vice President and Secretary of IQ Funds since 2004.

				194 registered investment companies consisting of 299 portfolios	None

Anne Ackerley (1962)	Vice President	Vice President since 2007

Managing Director, BlackRock, Inc. since May 2000; First Vice President and Operating Officer, Mergers and Acquisitions Group from 1997 to 2000, First Vice President and Operating Officer, Public Finance Group from 1995 to 1997, and First Vice President, Emerging Markets Fixed Income Research from 1994 to 1995, Merrill Lynch & Co., Inc.

				184 registered investment companies consisting of 289 portfolios	None

Howard B. Surloff (1965)	Secretary	Secretary since 2007	Managing Director of BlackRock, Inc. and General Counsel of US Funds at BlackRock, Inc since 2006; General Counsel (US), Goldman Sachs Asset Management from 1993 to 2006.	184 registered investment companies consisting of 289 portfolios	None

5

Name, Address(a) and Year of Birth	Position(s) Held with the Master LLC	Term of Office(b) and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of BlackRock- Advised Funds and Portfolios Overseen	Public Directorships

Brian P. Kindelan (1959)	Chief Compliance and Anti-Money Laundering Compliance Officer	Chief Compliance and Anti- Money Laundering Compliance Officer since 2007

Managing Director and Senior Counsel since January 2005, Director and Senior Counsel from 2001 to 2004, and Vice President and Senior Counsel from 1998 to 2000, BlackRock, Inc.; Senior Counsel, PNC Bank Corporation from 1995 to 1998.

				186 registered investment companies consisting of 290 portfolios	None

Neal J. Andrews (1966)	Chief Financial Officer	Chief Financial Officer since 2007	Managing Director of Administration and Operations Group, BlackRock, Inc. since 2006; Senior Vice President and Line of Business Head, Fund Accounting and Administration, PFPC Inc. from 1992 to 2006.	186 registered investment companies consisting of 290 portfolios	None

Jay M. Fife (1970)	Treasurer	Treasurer since 2007

Managing Director of BlackRock, Inc. since 2007; Director of BlackRock, Inc. in 2006; Assistant Treasurer of certain funds advised by MLIM or its affiliates from 2005 to 2006; Director of MLIM Fund Services Group from 2001 to 2006.

				186 registered investment companies consisting of 290 portfolios	None

(a)	The address of each officer is 40 East 52nd Street, New York, New York 10022.
(b)	Each officer is elected by and serves at the pleasure of the Board of Directors of the Master LLC.

6

       (b) Share Ownership

       Information relating to each Director’s share ownership in the Master LLC and in all BlackRock-advised funds that are overseen by the respective Director (“Supervised Funds”) as of December 31, 2007 is set forth in the chart below:

Name	Aggregate Dollar Range of Equity Securities in the Master LLC (a)	Aggregate Dollar Range of Equity Securities in Supervised Funds
Interested Trustee:
Richard S. Davis	N/A	over $100,000
Henry Gabbay	N/A	over $100,000
Non-Interested Trustees:
David O. Beim	N/A	$50,001 – $100,000
Ronald W. Forbes	N/A	over $100,000
Dr. Matina Horner	N/A	over $100,000
Rodney D. Johnson	N/A	over $100,000
Herbert I. London	N/A	over $100,000
Cynthia A. Montgomery	N/A	over $100,000
Joseph P. Platt, Jr.	N/A	over $100,000
Robert C. Robb, Jr.	N/A	over $100,000
Toby Rosenblatt	N/A	over $100,000
Kenneth L. Urish	N/A	none
Frederick W. Winter	N/A	none

(a)	Interests of the Master LLC are not publicly offered.

       As of January 1, 2008, the Directors and officers of the Master LLC as a group owned an aggregate of less than 1% of the outstanding shares of the Master LLC. As of December 31, 2007, none of the non-interested Directors of the Master LLC or their immediate family members owned beneficially or of record any securities of affiliates of the Investment Adviser.

       (c) Compensation of Directors

       Each Director who is a non-interested Director is paid as compensation an annual retainer of $150,000 per year for his or her services as Director to the BlackRock-advised funds, including the Master LLC, and a $125,000 Board meeting fee to be paid for each Board meeting up to five Board meetings held in a calendar year (compensation for meetings in excess of this number to be determined on a case-by-case basis), together with out-of-pocket expenses in accordance with a Board policy on travel and other business expenses relating to attendance at meetings. The Co Chairs of the Board of Directors are each paid as compensation an additional annual retainer of $45,000. The Chairs of the Audit Committee, Compliance Committee, Governance Committee, and Performance Committee are paid as compensation an additional annual retainer of $25,000. The Vice-Chair of the Performance Committee is paid an additional annual retainer of $25,000. The Master LLC compensates the Chief Compliance Officer for his services as its Chief Compliance Officer. The Master LLC may also pay a portion of the compensation of certain members of the staff of the Chief Compliance Officer.

7

       The following table sets forth the compensation earned by the non-interested Directors and Chief Compliance Officer for the fiscal year ended September 30, 2007, and the aggregate compensation paid to them by all BlackRock-advised funds for the calendar year ended December 31, 2007.

Name	Compensation from the Master LLC(a)(b)	Estimated Annual Benefits Upon Retirement	Aggregate Compensation from the Fund and Other BlackRock- Advised Funds
David O. Beim (c)	None	None	$180,570
Ronald W. Forbes(d)	$9,174	None	$235,184
Dr. Matina Horner(e)	None	None	$216,917
Rodney D. Johnson(d)	None	None	$143,151
Herbert I. London	None	None	$250,136
Cynthia A. Montgomery	$7,000	None	$171,434
Joseph P. Platt, Jr.(f)	None	None	$139,817
Robert C. Robb, Jr.	None	None	$128,151
Toby Rosenblatt(g)	None	None	$216,917
Kenneth L. Urish(h)	None	None	$139,817
Frederick W. Winter	None	None	$128,151
Compliance Officer Brian Kindelan, Chief Compliance Officer and Anti-Money Laundering Compliance Officer	$0(i)	None	$0(i)

(a)	With the exception of Mr. Forbes and Ms. Montgomery, each of the non-interested Directors assumed office on November 1, 2007. For the numbers of BlackRock-advised funds from which each Director receives compensation, see the Biographical Information chart beginning on page 3.
(b)	For the fiscal year ended September 30, 2007, the Master LLC paid aggregate compensation of $38,924 to all Directors then holding such office.
(c)	Chair of the Performance Committee.
(d)	Co-Chair of the Board of Directors.
(e)	Chair of the Governance Committee.
(f)	Chair of the Compliance Committee.
(g)	Vice-Chair of the Performance Committee.
(h)	Chair of the Audit Committee.
(i)	Mr. Kindelan assumed office as Chief Compliance Officer and Anti-Money Laundering Compliance Officer on November 1, 2007.

8

(d)  Sales Loads. Not Applicable

(e)  Codes of Ethics.

The Master LLC, the Feeder Fund, the Investment Adviser, the Sub-Advisers, FAM Distributors, Inc. (“FAMD”) and BlackRock Distributors, Inc. (“BDI”) each has adopted a Code of Ethics under Rule 17j-1 of the Investment Company Act. The Codes of Ethics establish procedures for personal investing and restrict certain transactions. Employees subject to the Codes of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Master LLC.

(f)  Proxy Voting Policies.

Information relating to the Master LLC proxy voting policies is incorporated by reference to the section entitled “Proxy Voting Policies and Procedures” in Part II of Part B of the Fund’s Registration Statement.

Item 13.    Control Persons and Principal Holders of Securities.

(a)  Control Persons.

See item 13(b).

(b)  Principal Holders.

The Fund, a Maryland corporation, controls the Master LLC. As of the date of this Registration Statement, the Fund beneficially owned 100% of the outstanding interests of the Master LLC.

All holders of interests (“Holders”) are entitled to vote in proportion to the amount of their interest in a portfolio or in the Master LLC, as the case may be. There is no cumulative voting. Accordingly, the Holder or Holders of more than 50% of the aggregate interests of the Master LLC would be able to elect all the Directors. With respect to the election of Directors and ratification of accountants the shareholders of separate portfolios vote together; they generally vote separately by portfolio on other matters.

(c)  Management Ownership.

As of the date of this Part B, the officers and Directors of the Master LLC as a group owned an aggregate of less than 1% of the outstanding interests of the Master LLC.

Item 14.    Investment Advisory and Other Services.

The following information supplements and should be read in conjunction with Item 5 of the Portfolio’s Part A.

Information relating to the investment management and other services provided to the Portfolio or on behalf of the Portfolio is incorporated herein by reference from Part A of the Fund’s Registration Statement and the sections entitled “Management and Advisory Arrangements” in Part I of Part B and “Management and Other Service Arrangements” in Part II of Part B of the Fund’s Registration Statement. The following list identifies the specific sections and sub-sections in Part B of the Fund’s Registration Statement under which the information required by Item 14 of Form N-1A may be found. Each listed section is incorporated herein by reference.

Form N-1A Item No.	Sections Incorporated by Reference from Part A and Part B of the Fund’s Registration Statement
Item 14(a)	Part B - Part I: Management and Advisory Arrangements[1] Part B - Part II: Management and Other Service Arrangements[2]

Item 14(c)	Part B - Part I: Management and Advisory Arrangements[1] Part B - Part II: Management and Other Service Arrangements[2]

Item 14(d)	Part B - Part I: Management and Advisory Arrangements[1]

Item 14(e)	Not Applicable

Item 14(f)	Not Applicable

Item 14(g)	Not Applicable

Item 14(h)	Part A - Back Cover

Part B - Part II: Management and Other Service Arrangements[2]

1	Excluding the subsection entitled “Transfer Agency Services.”
2	Excluding the subsections entitled “Transfer Agency Services” and “Distribution Expenses.”

9

BDI, 760 Moore Road, King of Prussia, Pennsylvania, 19406, and FAMD, 800 Scudders Mill Road, Plainsboro, New Jersey 08536, each an affiliate of the Investment Adviser, each act as placement agent for the Master LLC pursuant to placement agent agreements (the “Placement Agent Agreements”). Under the Placement Agent Agreements, FAMD and BDI receive no compensation for acting as placement agents for the Master LLC.

Item 15.    Portfolio Manager(s).

Jacob (Jack) Silady is the Portfolio’s portfolio manager and is primarily responsible for the day-to-day management of the Portfolio and the selection of its investments. Information about the portfolio manager’s compensation, other accounts he manages and his ownership of Fund shares is incorporated herein by reference to the section entitled “Management and Other Advisory Services” in Part I of Part B of the Fund’s Registration Statement.

Item 16.    Brokerage Allocation and Other Practices.

Information relating to portfolio turnover and brokerage allocation for or on behalf of the Master LLC is incorporated herein by reference to the section entitled “Portfolio Transactions and Brokerage” in Parts I and II of Part B of the Fund’s Registration Statement.

Item 17.    Capital Stock and Other Securities.

The following information supplements and should be read in conjunction with Item 5(b) and Item 6 in the Master LLC’s Part A. Under the Limited Liability Company Agreement, the Directors are authorized to issue interests in each portfolio of the Master LLC. Investors are entitled to participate, in proportion to their investment, in distributions of taxable income, loss, gain and deduction with respect to the portfolio in which they have invested. Upon liquidation or dissolution of a portfolio, investors are entitled to share in proportion to their investment in such portfolio’s net assets available for distribution to its investors. Interests in a portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in a portfolio generally may not be transferred.

Each investor is entitled to a vote in proportion to the amount of its interest in a portfolio or in the Master LLC, as the case may be. Investors in the Master LLC, or in any portfolio, do not have cumulative voting rights, and investors holding more than 50% of the aggregate interests in the Master LLC may elect all of the Directors of the Master LLC if they choose to do so and in such event the other investors in the Master LLC would not be able to elect any Directors. The Master LLC is not required and has no current

10

intention to hold annual meetings of investors but the Master LLC will hold special meetings of investors when in the judgment of the Directors it is necessary or desirable to submit matters for an investor vote. The Master LLC will hold annual meetings when required to under the Investment Company Act or other applicable law.

A Portfolio shall be dissolved (i) by the affirmative vote of the Holders holding not less than two-thirds of the interests in the Portfolio, at any meeting of such Holders or by an instrument in writing, without a meeting signed by a majority of the Directors and consented to by the Holders holding not less than two-thirds of the interests in such Portfolio, or (ii) by unanimous consent of the Directors by written notice of such dissolution to the Holders in such Portfolio. The Master LLC shall be dissolved upon the dissolution of the last remaining Portfolio.

The limited liability company agreement of the Master LLC provides that obligations of the Master LLC and the Portfolio are not binding upon the Directors individually but only upon the property of the Portfolio and that the Directors will not be liable for any action or failure to act, but nothing in the limited liability company agreement protects a Director against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. The limited liability company agreement provides that the Master LLC may maintain appropriate insurance (for example, fidelity bond and errors and omissions insurance) for the protection of the Portfolio, their Holders, Directors, officers, employees and agents covering possible tort and other liabilities.

The Master LLC currently consists of one Portfolio. The Master LLC reserves the right to create and issue interests in a number of additional Portfolios. As indicated above, Holders of each Portfolio participate equally in the earnings and assets of the particular Portfolio. Holders of each Portfolio are entitled to vote separately to approve advisory agreements or changes in investment policy, but Holders of all Portfolios vote together in the election or selection of Directors and accountants for the Master LLC. Upon liquidation or dissolution of a Portfolio, the Holders of such Portfolio are entitled to share in proportion to their investment in the net assets of such Portfolio available for distribution to Holders.

Item 18.    Purchase, Redemption and Pricing of Securities.

The following information supplements and should be read in conjunction with Item 6 and Item 7 in the Master LLC’s Part A.

(a)  Purchase of Interests in the Portfolio.

The aggregate net asset value of the Portfolio is determined once daily Monday through Friday as of the close of business on the New York Stock Exchange (the “Exchange”) on each day the Exchange is open for trading based upon prices at the time of closing. The Exchange generally closes at 4:00 p.m., Eastern time. The price at which a purchase or redemption is effected is based on the next calculation of net asset value after such an order is placed. Foreign securities owned by the Portfolio may trade on weekends or other days when the Portfolio does not price its interests. As a result, the Portfolio’s net asset value may change on days when interest holders will not be able to purchase or redeem the interests in the Portfolio. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The Exchange is not open for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The aggregate net asset value of the Portfolio is the value of the securities held by the Portfolio plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Investment Adviser, are accrued daily. Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each day the Exchange is open for trading. The value of each investor’s interest in the Portfolio will be determined after the close of business on the Exchange by multiplying the

11

aggregate net asset value of the Portfolio by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Portfolio. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Portfolio as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor’s interest in the Portfolio after the close of business on the Exchange or the next determination of the aggregate net asset value of the Portfolio.

Equity securities that are held by the Portfolio that are traded on stock exchanges or the NASDAQ Stock Market, Inc. are valued at the last sale price or official closing price on the exchange, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. In cases where equity securities are traded on more than one exchange, the securities are valued on the exchange designated as the primary market by or under the authority of the Board of Directors of the Master LLC. Long positions traded in the OTC market, NASDAQ Small Cap Market or Bulletin Board are valued at the last available bid price or yield equivalent obtained from one or more dealers or pricing services approved by the Board of Directors of the Master LLC. Short positions traded in the over-the-counter (“OTC”) market are valued at the last available ask price. Portfolio securities that are traded both in the OTC market and on a stock exchange are valued according to the broadest and most representative market.

Options written are valued at the mean between the last bid and ask prices at the close of the options market on which the option is traded in the case of exchange-traded options or, in the case of options traded in the OTC market, the last ask price. Options purchased are valued at the mean between the last bid and ask prices at the close of the options market on which the option is traded in the case of exchange-traded options or, in the case of options traded in the OTC market, the last bid price. Swap agreements are valued daily based upon quotations from market makers. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless the Investment Adviser believes that this method no longer produces fair valuations.

Repurchase agreements are valued at cost plus accrued interest. The Portfolio employs pricing services to provide certain securities prices for the Portfolio. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Master LLC, including valuations furnished by the pricing services retained by the Portfolio, which may use a matrix system for valuations. The procedures of a pricing service and its valuations are reviewed by the officers of the Master LLC under the general supervision of the Master LLC’s Board of Directors. Such valuations and procedures will be reviewed periodically by the Board of Directors of the Master LLC.

Generally, trading in foreign securities, as well as U.S. government securities and money market instruments and certain fixed income securities, is substantially completed each day at various times prior to the close of business on the Exchange. The values of such securities used in computing the net asset value of the Portfolio’s shares are determined as of such times. Foreign currency exchange rates are generally determined as of the close of business on the Exchange. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the Exchange that may not be reflected in the computation of the Portfolio’s net asset value. If events (for example, a company announcement, market volatility or a natural disaster) occur during such periods that are expected to materially affect the value of such securities, those securities will be valued at their fair value as determined in good faith by the Master LLC’s Board of Directors or by the Investment Adviser using a pricing service and/or procedures approved by the Master LLC’s Board of Directors.

Interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Portfolio may only be made by a limited number of institutional investors including investment companies, common or commingled trust funds, group trusts, and certain other “accredited

12

investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably consistent with its investment objectives and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Portfolio’s custodian bank by a Federal Reserve Bank) or, in the case of a Feeder Fund’s initial investment, in marketable securities acceptable to the Investment Adviser and consistent with the investment objective, policies and restrictions of the Portfolio.

The Portfolio reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

A Feeder Fund may withdraw all or any portion of its investment in the Portfolio on any business day in which the Exchange is open at the net asset value next determined after a withdrawal request in proper form is furnished by a Feeder Fund to the Portfolio. When a request is received in proper form, the Portfolio will redeem a Feeder Fund’s interests at the next determined net asset value. The Portfolio will make payment for all interests redeemed within seven days after receipt by the Portfolio of a redemption request in proper form, except as provided by the rules of the Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period when the Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Portfolio may not be transferred without the prior written consent of all Directors except that an investor may transfer any or all of its investment to another current shareholder without such consent.

(b) Fund Reorganizations. Not Applicable.

(c) Offering Price. Not Applicable.

(d) Redemptions in Kind. Not Applicable.

(e) Arrangements Permitting Frequent Purchases and Redemptions of Master LLC Shares. Not Applicable.

Item 19.    Taxation of the Master LLC.

The Master LLC is treated as a partnership under the Internal Revenue Code of 1986, as amended (the “Code”), and, thus, is not subject to income tax. If the Master LLC has only one Feeder Fund, the Master LLC’s existence as an entity separate from that Feeder Fund will be disregarded for Federal income tax purposes. Based upon the status of the Master LLC as a partnership or disregarded entity, each investor in the Master LLC takes into account its share of the Master LLC’s ordinary income, capital gain, losses, deductions and credits in determining its income tax liability. The determination of such share is made in accordance with the Code and Treasury regulations promulgated thereunder.

The Master LLC’s fiscal year end is September 30. Although the Master LLC will not be subject to Federal income tax, it will file appropriate Federal income tax returns.

It is intended that the Master LLC’s assets, income and distributions will be managed in such a way that an investor in the Master LLC will be able to satisfy the requirements of Subchapter M of the Code for qualification as a regulated investment company (“RIC”) assuming that the investor invested all of its investable assets in the Fund. Any prospective Feeder Fund that is a RIC agrees that, for purposes of determining its required distribution under Code Section 4982(a), it will account for its share of items of income, gain, loss, deduction and credit of the Master LLC as they are taken into account by the Master LLC.

13

Certain transactions of the Master LLC are subject to special tax rules of the Code that may, among other things (a) affect the character of realized gains and losses, (b) disallow, suspend or otherwise limit the allowance of certain losses or deductions, and (c) accelerate the recognition of income without a corresponding receipt of cash (with which to make the necessary distributions to satisfy distribution requirements applicable to RICs). Operation of these rules could, therefore, affect the character, amount and timing of distributions to stockholders of the Feeder Fund. Special tax rules also will require the Master LLC to mark to market certain types of positions in its portfolio (i.e. treat them as sold on the last day of the taxable year), and may result in the recognition of income without a corresponding receipt of cash. The Master LLC intends to monitor transactions, make appropriate tax elections and make appropriate entries in its books and records to lessen the effect of these tax rules and avoid any possible disqualification of the Feeder Fund for the special treatment afforded RICs under the Code.

If the Master LLC purchases shares of an investment company (or similar investment entity) organized under foreign law, a Feeder Fund, by virtue of its ownership of the Master LLC’s interests, will generally be treated as owning shares in a passive foreign investment company (“PFIC”) for U.S. Federal income tax purposes. The partners in the Master LLC, i.e. the Feeder Funds, may be subject to U.S. Federal income tax, and an interest charge (at the rate applicable to tax underpayments) on tax liability treated as having been deferred with respect to certain distributions from such a company and on gain from the disposition of the shares of such a company (collectively referred to as “excess distributions”), even if such excess distributions are paid by such Feeder Funds as a dividend to their shareholders. However, an election can be made to “mark to market” at the end of each taxable year all the shares treated as held in PFICs. If this election were made, the Feeder Funds would recognize as ordinary income any increase in the value of such shares as of the close of the taxable year over their adjusted tax basis and as ordinary loss any decrease in such value, but only to the extent of previously recognized “mark-to-market” gains. With the mark-to-market election, a Feeder Fund could avoid imposition of the interest charge with respect to excess distributions from PFICs, but in any particular year might be required to recognize income in excess of the distributions received from PFICs.

The Master LLC may be subject to a tax on dividend or interest income received from securities of a foreign issuer. The United States has entered into tax treaties with many foreign countries which may entitle the Master LLC to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Master LLC’s assets to be invested within various countries is not known.

The Master LLC is managed in compliance with the provisions of the Code applicable to RICs as though such requirements were applied at the Master LLC level. Thus, consistent with its investment objectives, the Master LLC will meet the income and diversification of assets tests of the Code applicable to RICs. The Master LLC and the Feeder Fund have received a ruling from the Internal Revenue Service that the existing feeder fund that is a RIC will be treated as owner of its proportionate shares of the Master LLC’s assets and income for purposes of these tests.

The Code requires a RIC to pay a non-deductible 4% excise tax to the extent that the RIC does not distribute during each calendar year 98% of its ordinary income, determined on a calendar year basis, and 98% of its net capital gain, determined, in general, on an October 31 year-end basis plus certain undistributed amounts from previous years. The Master LLC intends to distribute its income and capital gains to its RIC investors so as to enable such RICs to minimize imposition of the 4% excise tax. There can be no assurance that sufficient amounts of the Master LLC’s taxable income and capital gains will be distributed to avoid entirely the imposition of the tax on RIC investors. In such event, a RIC investor will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Master LLC.

Item 20.    Underwriters.

The exclusive placement agents for the Master LLC are FAMD and BDI (the “Placement Agents”), both affiliates of the Investment Adviser. Pursuant to the Placement Agency Agreements, the Master LLC agrees to pay a Placement Agent’s out of pocket costs and a fee or fees as may be agreed to from time to time in writing by the Master LLC and a Placement Agent. Investment companies, common and commingled trust funds and similar organizations and entities may continuously invest in the Master LLC.

14

Item 21.    Calculation of Performance Data.

Not Applicable.

Item 22.    Financial Statements.

The audited financial statements of the Master LLC, including the report of the independent registered public accounting firm, are incorporated in this Part B by reference to the 2007 Annual Report of the Fund. You may request a copy of the Annual Report at no charge by calling between 8:00 a.m. and 6:00 p.m. Eastern time Monday through Friday.

15

PART C. OTHER INFORMATION

Item 23.    Exhibits.

Exhibit Number		Description
1(a)	—	Declaration of Trust of Registrant.(a)
(b)	—	Certificate of Trust.(a)
(c)	—	Amendment to Declaration of Trust.(a)
(d)	—	Certificate of Amendment to Certificate of Trust.(a)
(e)	—	Certificate of Conversion Converting Global Financial Services Master Trust to Global Financial Service Master LLC.*
(f)	—	Certificate of Formation of Global Financial Services Master LLC.
(g)	—	Limited Liability Company Agreement of the Registant, dated June 15, 2007.*
2	—	By-Laws of Registrant.*
3	—	Instrument Defining Rights of Shareholders. Incorporated by reference to Exhibits 1 and 2 above.
4(a)	—	Form of Investment Advisory Agreement between the Registrant, on behalf of Global Financial Services Portfolio, and BlackRock Advisors, LLC.(g)
(b)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Investment Management, LLC.(g)
(c)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Asset Management U.K. Limited.(g)
5	—	Omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.
6	—	Not applicable.
7	—	Form of Custodian Agreement between Brown Brothers Harriman & Co. and the Registrant.(d)
8(a)	—	Form of Credit Agreement among the Registrant, a syndicate of banks and certain other parties.(h)
(b)	—	Administrative Services Agreement between Registrant and State Street Bank and Trust Company.(c)
(c)	—	Securities Lending Agency Agreement between the Registrant and QA Advisors LLC (now BlackRock Investment Management, LLC) dated August 10, 2001.(b)
(d)	—	Placement Agent Agreement between the Registrant and FAM Distributors, Inc.(g)
(e)	—	Placement Agent Agreement between the Registrant and BlackRock Distributors, Inc.(g)
9	—	Not applicable.
10	—	Not required pursuant to Form N-1A General Instructions Section B(2)(b).
11	—	None.
12	—	Certificate of Holders of Beneficial Interests.(a)
13	—	None.
14	—	None.
15	—	Code of Ethics.(e)
16	—	Power of Attorney.(f)

* Filed herewith

(a)	Incorporated by reference to an identically numbered exhibit to the Registrant’s initial Registration Statement under the Investment Company Act of 1940, as amended, on Form N-1A (File No. 811-09633) (the “Registration Statement”), filed on October 18, 1999.
(b)	Incorporated by reference to Exhibit 8(f) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Merrill Lynch Global Technology Fund, Inc. (File No. 333-48929), filed on July 24, 2002.

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(c)	Incorporated by reference to Exhibit 8(d) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775), filed on March 20, 2001.
(d)	Incorporated by reference to Exhibit 7 to Amendment No. 2 to the Registration Statement on Form N-1A of Master Large Cap Series Trust (File No. 811-09739), filed on January 30, 2002.
(e)	Incorporated by reference to Exhibit (r) to Post-Effective Amendment No. 15 to the Registration Statement on Form N-2 of BlackRock Senior Floating Rate Fund, Inc. (File No. 333-39837), filed on November 13, 2006.
(f)	Incorporated by reference to Exhibit 16 to Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A of Merrill Lynch U.S.A. Government Reserves (File No. 2-78702), filed on December 21, 2007.
(g)	Filed on October 4, 2006 as an Exhibit to Amendment No. 8 of the Registration Statement.
(h)	Incorporated by reference to Exhibit 8(b) to Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A of BlackRock Global Growth Fund, Inc. (File No. 333-32899), filed on December 17, 2007.

Item 24.    Persons Controlled by or Under Common Control with Registrant.

The Registrant does not control and is not under common control with any other person.

Item 25.    Indemnification.

As permitted by Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to Sections 8.2, 8.3 and 8.4 of Article VIII of the Registrant’s Limited Liability Company Agreement, Directors, officers, employees and agents of the Master LLC will be indemnified to the maximum extent permitted by Delaware law and the 1940 Act.

Article VIII, Section 8.2 provides, among other things, that no Director, officer, employee or agent of the Registrant shall be liable to the Registrant, its holders, or to any other Director, officer, employee or agent for any action or omission except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

Article VIII, Section 8.3 of the Registrant’s Limited Liability Company Agreement provides:

Section 8.3 Indemnification. The Master LLC shall indemnify each of its Directors, officers, employees, and agents (including persons who serve at its request as directors, officers or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities

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and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Director, officer, employee or agent, except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, such liabilities and expenses being liabilities belonging to the Series out of which such claim for indemnification arises; provided, however, that as to any matter disposed of by a compromise payment by such Person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition or, in the absence of a judicial determination, by a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that he did not engage in such conduct, which determination shall be made by a majority of a quorum of Directors who are neither interested persons of the Registrant (within the meaning of the 1940 Act) nor parties to the action, suit or proceeding, or by written opinion from independent legal counsel approved by the Directors. The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled; provided that no Person may satisfy any right of indemnity or reimbursement granted herein or to which he may be otherwise entitled except out of the Master LLC Property. The Directors may make advance payments in connection with indemnification under this Section 8.3; provided that any advance payment of expenses by the Master LLC to any Director, officer, employee or agent shall be made only upon the undertaking by such Director, officer, employee or agent to repay the advance unless it is ultimately determined that he is entitled to indemnification as above provided, and only if one of the following conditions is met:

(a)  the Director, officer, employee or agent to be indemnified provides a security for his undertaking; or

(b)  the Master LLC shall be insured against losses arising by reason of any lawful advances; or

(c)  there is a determination, based on a review of readily available facts, that there is reason to believe that the Director, officer, employee or agent to be indemnified ultimately will be entitled to indemnification, which determination shall be made by:

(i)  a majority of a quorum of Directors who are neither Interested Persons of the Master LLC nor parties to the Proceedings;

or

(ii)  an independent legal counsel in a written opinion.

Article VIII, Section 8.4 of the Registrant’s Limited Liability Company Agreement further provides:

Section 8.4. No Protection Against Certain 1940 Act Liabilities. Nothing contained in Sections 8.1, 8.2 or 8.3 hereof shall protect any Director or officer of the Master LLC from any liability to the Master LLC or its Holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Nothing contained in Sections 8.1, 8.2 or 8.3 hereof or in any agreement of the character described in Section 4.1 or 4.2 hereof shall protect any Investment Adviser to the Master LLC or any Series against any liability to the Master LLC or any Series to which he would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties to the Master LLC or Series, or by reason of his or its reckless disregard to his or its obligations and duties under the agreement pursuant to which he serves as Investment Adviser to the Master LLC or any Series.

As permitted by Article VIII, Section 8.7, the Registrant may insure its Directors and officers against certain liabilities, and certain costs of defending claims against such Directors and officers, to the extent such Directors and officers are not found to have committed conduct constituting conflict of interest, intentional non-compliance with statutes or regulations or dishonest, fraudulent or criminal acts or omissions. The Registrant will purchase an insurance policy to cover such indemnification obligation. The insurance policy also will insure the Registrant against the cost of indemnification payments to Directors and officers under certain circumstances. Insurance will not be purchased that protects, or purports to protect, any Director or officer from liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

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The Registrant hereby undertakes that it will apply the indemnification provisions of its Limited Liability Company Agreement and Bylaws in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of such Act remains in effect and is consistently applied.

Item 26.    Business and Other Connections of the Investment Adviser.

See Item 5 in Part A and Item 14 in Part B of this Registration Statement regarding the business of the Investment Adviser. Information relating to the business, profession, vocation or employment of a substantial nature engaged in by the Investment Adviser or any of its respective officers and directors during the past two years is incorporated herein by reference from Item 26 in Part C of Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of BlackRock Global Financial Services Fund, Inc. (File No. 333-80061).

Item 27.    Principal Underwriters.

(a) FAMD and BDI act as the principal underwriters or the placement agents for each of the following open-end investment companies, including the Registrant: FDP Series, Inc., BlackRock Financial Institutions Series Trust, Managed Account Series, BlackRock Balanced Capital Fund, Inc., BlackRock Basic Value Fund, Inc., BlackRock Bond Fund, Inc., BlackRock California Municipal Series Trust, BlackRock Commodity Strategies Fund, BlackRock Developing Capital Markets Fund, Inc., BlackRock Equity Dividend Fund, BlackRock EuroFund, BlackRock Focus Growth Fund, Inc., BlackRock Focus Value Fund, Inc., BlackRock Fundamental Growth Fund, Inc., Merrill Lynch Funds for Institutions Series, BlackRock Global Allocation Fund, Inc., BlackRock Global Dynamic Equity Fund, BlackRock Global Financial Services Fund, Inc., BlackRock Global SmallCap Fund, Inc., BlackRock Global Value Fund, Inc., BlackRock Healthcare Fund, Inc., BlackRock Index Funds, Inc., BlackRock Series, Inc., BlackRock Latin America Fund, Inc., BlackRock Large Cap Series Funds, Inc., BlackRock Multi-State Municipal Series Trust, BlackRock Municipal Bond Fund, Inc., BlackRock Municipal Series Trust, BlackRock Natural Resources Trust, BlackRock Pacific Fund, Inc., BlackRock Principal Protected Trust, Merrill Lynch Ready Assets Trust, Merrill Lynch Retirement Series Trust, BlackRock Series Fund, Inc., BlackRock Technology Fund, Inc., BlackRock Value Opportunities Fund, Inc., Merrill Lynch U.S. Treasury Money Fund, Merrill Lynch U.S.A. Government Reserves, BlackRock Utilities and Telecommunications Fund, Inc., BlackRock Variable Series Funds, Inc., BlackRock World Income Fund, Inc., BlackRock Mid Cap Value Opportunities Series, Inc., BlackRock Short-Term Bond Series, Inc., BlackRock International Value Trust, Master Value Opportunities LLC, Master Basic Value LLC, Master Focus Growth LLC, Short-Term Master LLC, Master Commodity Strategies LLC, Master Bond LLC, BlackRock Master LLC, Global Financial Services Master LLC, Master Large Cap Series LLC, Quantitative Master Series LLC and Master Institutional Money Market LLC. FAMD and BDI also act as the principal underwriters for the following closed-end registered investment companies: BlackRock Multi-Strategy Hedge Advantage, BlackRock Multi-Strategy Hedge Opportunities LLC, BlackRock Senior Floating Rate Fund, Inc. and BlackRock Senior Floating Rate Fund II, Inc.

BDI currently also acts as distributor for BlackRock Funds, BlackRock Funds II, BlackRock Liquidity Funds and BlackRock Bond Allocation Target Shares.

(b)  Set forth below is information concerning each director and officer of FAMD. The principal business address of each such person is P.O. Box 9081, Princeton, New Jersey 08543-9081.

Name	Position(s) and Office(s) with FAMD	Position(s) and Office(s) with Registrant
Robert Zakem	President	None
Mitchell Cox	Director	None
Brian Hull	Director	None
John Fosina	Chief Financial Officer and Treasurer	None
Martin Byrne	Director	None
Adam Lantz	Secretary	None
Andrea Borton	Compliance Director	None

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Set forth below is information concerning each director, officer or partner of BDI. The principal business address of each such person is 760 Moore Road, King of Prussia, PA 19406. No individual listed in the chart below is an officer or employee of the Registrant.

Name	Position(s) with BDI
Thomas Deck	President; Chief Executive Officer
Michael Denofrio	Director
Nicholas Marsini	Director
Rita G. Adler	Chief Compliance Officer
John Munera	Anti-Money Laundering Officer
Jodi Jamison	Chief Legal Officer
Julie Bartos	Assistant Secretary; Assistant Clerk
Charlene Wilson	Treasurer; Chief Financial Officer; Financial & Operations Principal
Maria Schaffer	Assistant Treasurer; Controller
Bruno Di Stefano	Vice President
Susan K. Moscaritolo	Vice President, Secretary & Clerk
Jason Greim	Assistant Vice President
Carol Bommarito	Assistant Vice President

(c)  Not applicable.

Item 28.    Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act and the rules thereunder are maintained at the offices of:

(a)  Registrant, 100 Bellevue Parkway, Wilmington, Delaware 19809

(b)  BlackRock Distributors, Inc., 760 Moore Road, King of Prussia, PA 19406 and FAM Distributors, Inc., 800 Scudders Mill Road, Plainsboro, New Jersey 08536 (records relating to functions as placement agent).

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(c)  BlackRock Advisors, LLC, 100 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its functions as investment adviser).

(d)  BlackRock Investment Management, LLC, 800 Scudders Mill Road, Plainsboro, New Jersey 08536 (records relating to its functions as sub-adviser).

(e)  BlackRock Asset Management U.K. Limited, 33 King William Street, London EC4R 9AS, England (records relating to its functions as sub-adviser).

(f) PFPC Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its functions as transfer agent and dividend disbursing agent).

Item 29.    Management Services.

Other than as set forth or incorporated by reference in Item 5 of the Registrant’s Part A and Item 12 and Item 14 in Part B of the Registrant’s Registration Statement, the Registrant is not a party to any management-related service contract.

Item 30.    Undertakings.

Not applicable.

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SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on January 28, 2008.

GLOBAL FINANCIAL SERVICES MASTER LLC
(Registrant)

By:	/s/ DONALD C. BURKE
(Donald C. Burke, President and Chief Executive Officer)

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Exhibit Index

Exhibit Number			Description

1	(e)	—	Certificate of Conversion Converting Global Financial Services Master Trust to Global Financial Services Master LLC.
	(f)	—	Certificate of Formation of Global Financial Services Master LLC.
	(g)	—	Limited Liability Company Agreement of the Registrant, dated June 15, 2007.
2		—	By-Laws of Registrant.